Filed pursuant to 424(b)(3)
Registration No. 333-276205
PROSPECTUS SUPPLEMENT NO. 6
To Prospectus dated February 1, 2024
25,419 Shares of Common Stock
359,196 Pre-Funded Warrants to Purchase Up to 359,196 Shares of Common Stock
384,615 Series B-1 Common Warrants to Purchase Up to 384,615 Shares of Common Stock
384,615 Series B-2 Common Warrants to Purchase Up to 384,615 Shares of Common Stock
359,196 Shares of Common Stock underlying the Pre-Funded Warrants
769,230 Shares of Common Stock underlying the Common Warrants
This prospectus supplement No. 6 supplements the prospectus dated February 1, 2024 (the “Prospectus”), related to (a) the offering on a “reasonable best efforts” basis of (i) 25,419 shares of our common stock, $0.0001 par value per share (the “Common Stock”), (ii) Series B-1 common warrants to purchase up to 384,615 shares of Common Stock (the “Series B-1 Common Warrants”), (iii) Series B-2 common warrants to purchase up to 384,615 shares of Common Stock (the “Series B-2 Common Warrants,” and together with the Series B-1 Common Warrants, the “Common Warrants”) and (iv) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 359,196 shares of Common Stock (and the shares of Common Stock issuable upon the exercise of the Pre-Funded Warrants) and (b) the offering of (i) the shares of Common Stock that are issuable from time to time upon exercise of the Common Warrants and (ii) the shares of Common Stock that are issuable from time to time upon exercise of the Pre-Funded Warrants. The “reasonable best efforts” offering was completed on February 6, 2024 and the shares of Common Stock underlying the Common Warrants and Pre-Funded Warrants are being offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended. The foregoing share numbers have been adjusted to reflect the one-for-thirteen reverse stock split of the Company’s Common Stock that became effective at 4:01 p.m. Eastern Time on June 17, 2024.
You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.
Our Common Stock is listed on The Nasdaq Capital Market under the symbol “GRI.” On June 17, 2024, the last reported sale price of our Common Stock was $2.86 per share.
Investing in our securities involves risks. See “Risk Factors” beginning on page 35 of Prospectus Supplement No. 1 to the Prospectus, dated March 28, 2024.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is June 18, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 17, 2024
GRI BIO, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40034	82-4369909
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)
2223 Avenida de la Playa, Suite 208
La Jolla, CA 92037
(Address of principal executive offices and zip code)
(619) 400-1170
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	GRI	The Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging Growth Company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.
On June 16, 2024, the board of directors of GRI Bio, Inc. (the “Company”) approved an amendment (the “Amendment”) to the Employment Agreement, dated July 1, 2023 (the “Employment Agreement”), between the Company and Albert Agro, Ph.D., its Chief Medical Officer. The Amendment became effective on June 17, 2024.
The Amendment provides that Dr. Agro is required to work at least 70 hours per month for the Company, and may devote the balance of his time to other consulting or employment activities. In addition, Dr. Agro’s current annual base salary of $325,000 has been reduced to $100,000 and he is no longer eligible for an annual cash performance bonus under his Employment Agreement. Pursuant to the Amendment, Dr. Agro’s Employment Agreement no longer provides for severance payments upon Dr. Agro’s termination without cause or resignation for good reason. Instead, his employment may be terminated by either the Company or Dr. Agro upon 30 days’ prior written notice to the other party, upon which termination, the Company will pay to Dr. Agro any portion of Dr. Agro’s annual base salary earned through the effective date of the termination and any business expenses then-unreimbursed.
The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which will be filed by amendment to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1#	Amendment No. 1 to Employment Agreement, dated June 17, 2024, between the Company and Albert Agro, Ph.D.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

# Indicates a management contract or any compensatory plan, contract or arrangement

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 18, 2024	GRI Bio, Inc.
By: /s/ Leanne Kelly
Leanne Kelly
Chief Financial Officer

Exhibit 10.1
AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 (“Amendment No. 1”) is entered into between Albert Agro, Ph.D (“Executive”) and GRI Bio, Inc. (the “Company”) to amend Executive’s Employment Agreement with the Company (the “Employment Agreement’). This Amendment No. 1 is effective as of June 17, 2024 (the “Effective Date”).

WHEREAS, the Company has employed Executive pursuant to the Employment Agreement; and

WHEREAS, the Company and Executive have agreed that it is mutually beneficial to the Company and Executive to amend and modify certain components in the Employment Agreement as provided herein.

NOW, THEREFORE, in consideration of the foregoing and the covenants in this Amendment No. 1, the parties agree to amend the Employment Agreement as follows:

1.Section 2(b) is amended to require Executive to work at least seventy (70) hours per month and Executive may devote the balance of Executive’s time to other consulting or employment activities, as provided in Section 2(b).

2.Section 2(c) is amended to delete the reference to New York and replace it with a reference to Arizona.

3.Section 3(a) is deleted in its entirety and is replaced by the following: The Company shall pay Executive an annualized base salary (“Annual Base Salary”) of $100,000, payable in regular installments in accordance with the Company’s normal payroll practices and subject to usual payroll deductions.

4.Sections 3(b) and 3(d) are deleted.

5.Section 3(e) is amended to delete the last sentence referring to the reimbursement of long-term disability insurance.

6.Section 4 is deleted in its entirety and is replaced by the following: Either Executive or the Company may terminate Executive’s employment at any time and for any reason, provided at least thirty (30) days prior written notice is given to the non-noticing party (except in the event of Executive’s death).

7.Section 5 is deleted in its entirety and is replaced by the following: Upon the termination of Executive’s employment for any reason, the Company shall pay or cause to be paid to Executive the portion of Executive’s Annual Base Salary earned through the effective date of termination as well as any unreimbursed business expenses and the Company will ensure such payments to be promptly paid within the time provided by law.

8.Sections 6 and 7 are deleted.

9.Section 16 is amended to replace references to New York with references to Arizona.

Exhibit 10.1

10.This Amendment No. 1 is made and effective pursuant to Section 17 of the Employment. All other provisions of the Agreement shall remain in full force and effect.

11.This Amendment is effective as of the date written above.

Albert Agro, Ph.D GRI Bio, Inc.

/s/ Albert Agro, Ph.D             By: /s/ W. Marc Hertz
Name: W. Marc Hertz
Title: President & CEO